Exhibit 99.2

Trans World Entertainment’s CEO Discusses Q4 2013 Results - Earnings Call Transcript

Executives

Robert Higgins - Chairman and Chief Executive Officer

John Anderson - Chief Financial Officer

Analysts

William Myers - Miller Asset Management

Trans World Entertainment Corp. (TWMC) Q4 2013 Earnings Conference Call March 6, 2014 10:00 AM ET

Operator

Good day, ladies and gentlemen, and welcome to the Trans World Entertainment fourth quarter 2013 results conference call. (Operator Instructions) I will now turn the call over to your host, Bob Higgins, Chairman and CEO. Please go ahead.

Robert Higgins

Thank you, Stephanie. Good morning, everyone. Thank you for joining us, as we discuss our fourth quarter and annual results. On the call with me today is John Anderson, our Chief Financial Officer.

Total sales for the quarter were $139 million, a decrease of 15% compared to the last year. This was due to one less week of business this year and a 5% decrease in average store count, which led to an 8% decrease in total square footage.

In the fourth quarter our comp store sales were negative 5%. For fiscal 2013, comp store sales were down 5% as compared to fiscal 2012. Total sales for fiscal 2013 decreased 14% to $394 million compared to $459 million for fiscal ’12.

For the fourth quarter, net income was $12.5 million or $0.39 per diluted shares compared to net income of $35 million or $1.09 per diluted share in the fourth quarter of 2012. In fiscal 2013, our net income was $8.3 million or $0.25 per diluted share compared to $33.7 million or $1.06 per diluted share in fiscal 2012.

Now, I’ll touch on our sales performance by category by quarter. Video comp sales declined 4%. Video represented 44% of our business during the quarter compared to 43% last year.

Growth in Blu-ray was offset by declines in DVD. Music comp sales declined 13%. The Music category represented 26% of our business for the quarter compared to 28% last year.

In our trend category, comp sales increased 9%. We continue to take advantage of opportunities to strengthen our selection and shift our mix to growing categories of entertainment-related merchandize. Trend represented 15% of our business for the quarter compared to 13% last year.

Electronic comp sales decreased 15%. Electronics represented 10% of our business for the quarter compared to 11% last year. The decline in electronics is due to increased competition in headphones.

Video Game comp sales were up 10%. Video Game sales were driven by the release of new gaming consoles. Video Game sales represented 5% of our business for the quarter, the same level as last year.

Now, John will take you through the financial results for the quarter and fiscal year. John?

John Anderson

Thanks Bob. Good morning. I will discuss our results for prior year periods, excluding a one-time gain of $22.8 million from the sale of real property in Miami, Florida.

Our net income for the quarter was $12.5 million or $0.39 per dilute share, as compared to last year’s net income of $12.2 million or $0.38 per diluted share. EBITDA for the quarter was $14.1 million, as compared to $13.9 million last year.

Our gross margin rate for the quarter decreased 110 basis points to 35.5% of sales, from 36.6% last year. The decrease in gross profit as a percent of sales was due to lower margin rates across the majority of our product categories and deleveraging of distribution and freight expenses against the decline in sales.

SG&A expenses were $35.3 million, a reduction of 23% from last year’s fourth quarter. The decrease in SG&A expenses was due to lower employee incentives, a reduction in store count and a 13-week quarter this year versus 14 weeks in fiscal 2012. SG&A expenses as a percent of sales were 25.4%, as compared to 28.1% for the same period last year. Net interest expense was $480,000 in the quarter versus $513,000 last year.

For fiscal 2013, our net income was $8.3 million or $0.25 per diluted share compared to $10.9 million or $0.34 per diluted share for fiscal 2012. For fiscal 2013, EBITDA was $14.1 million compared to $17.3 million last year.

Our gross margin rate for the year increased 10 basis points to 37.6% of sales from 37.5% last year. Annual SG&A expenses were $133.8 million, a reduction of 14% from the prior year. SG&A expenses as a percent of sales were 34% as compared to 33.8% last year. Net interest expense was $1.9 million for the year versus $2.3 million last year.

We ended the year with cash of $131 million compared to $133 million last year. During the fourth quarter the company repurchased 286,000 shares of common stock at an average price of $4.29 per share for an aggregate purchase price of approximately $1.2 million. For fiscal 2013, including shares purchased as part of a tender offer, the company repurchased approximately 1 million shares of common stock for an aggregate purchase price of $5.4 million. The company has approximately $19.4 million available for purchase under their repurchase program.

Year-over-year, we have lowered our inventory by $5 million and finished the quarter with a $150 million in inventory, 3% below last year’s $155 million. We ended the year with 339 stores and 2 million square feet in operation, versus last year’s 358 stores and 2.2 million square feet.

Now, I’ll turn it back over to Bob.

Robert Higgins

Thanks, John. As John mentioned, we ended the year with cash of $131 million. Our strong financial position provides us many options to enhance shareholder value.

As highlighted in our press release, our board has approved a special cash dividend of $0.50 per share. The company has approximately $19.4 million available for purchase under their repurchase program. The board will continue to monitor the company’s financial needs and resources and consider all options to enhance shareholder value.

As mentioned on our third quarter call, we have begun an initiative to transform our merchandize mix and shopping experience both in our stores and online by adding new entertainment related products to compliment our core product lines and appeal to a broader customer base.

The company has completed the initial phase of the initiative. The initial phase involves gathering data to analyze our current business, identify potential categories, suppliers and partnerships for new businesses and to evaluate opportunities to enhance the current shopping experience in our stores.

Information was gathered through customer interviews, focus groups and surveys, interviews with store associates and retail industry experts and a review of the current competitive environment.

The next phases of the plan will be to test and implement strategies to transform our stores and provide our customers with a new and improved shopping experience developed based on the review of data collected in the first phase. We will provide further details on the next steps of this initiative on future calls.

We’re moving in the right direction as we opened or relocated 14 stores in 2013 and continue to shift our product mix towards growth categories and look forward to the future to drive sales and earnings.

After careful consideration, I have advised the company’s Board of Directors of my plans to step down as Chief Executive Officer of the company upon the completion of a process to choose my successor. In the meantime, I will continue as CEO overseeing the company’s transition to a full entertainment retailer.

Following my retirement as CEO, I will remain in my role as Chairman of the Board. The Board of Directors has formed a committee to oversee the search for a new CEO and has engaged an outside search firm that will consider both internal and external candidates. It is an exciting time for our company and I look forward to working with my successor on continuing our strategic vision.

Now, I’d like to open up the call for any questions that anyone has.

Question-and-Answer Session

Operator

(Operator Instructions) Our first question comes from William Myers with Miller Asset Management.

William Myers - Miller Asset Management

I am actually glad to hear that you have this plan for transforming the merchandise mix and you’ve been analyzing data, and I am pretty excited to hear what the outcome can be. I know you just said that you’re not going to be sharing that, but maybe if I could ask a more general question.

Music, I think you said is now 26% of your business. And I’ve always thought of your stores as music store. So I guess, I am still thinking about the way they were in the past? And I am wondering if you could comment on that? Is music on its way out or is it going to be just a smaller niche among your new businesses?

Robert Higgins

It’s hard to just say, Bill, because first of all, we feel that a ton of people are getting out of the business. So the business, the pie is getting much smaller from the physical side, but there are many less players in it than there were. So we don’t know today whether that’s going to be a 25% of our business, 20% or whatever.

And we haven’t really explored the downloading aspect of it yet either, and that’s something we’re very seriously looking at, so it’s hard to say right now. We are known as record stores in many cases, and the video is a much bigger business for us than the music business. So we know we have to shift and make our stores different. And that’s what we’re working on.

William Myers - Miller Asset Management

And one more question. You did really well with trend and that’s nice to see that. And again, from I tend to think of trend is, things like t-shirts. Should I think of that some other way or is that about right?

Robert Higgins

T-shirts is one of our good categories, but there are a lot of other categories such as Minecraft, and we did very well with that this year. And there is a lot of different trend product that we haven’t even gotten into yet, and that’s where we’re looking at.

William Myers - Miller Asset Management

So I should be watching for new trend products in your stores.

Robert Higgins

Yes. And you’ll go in and you’ll see new trend products that are there today, but it might not be as expansive as we will build in the future, and in fact it won’t be.

William Myers - Miller Asset Management

And one final question from me. Would you say that you’re going to attempt to close more stores than you opened again this year? Is that likely to be the trend for this year?

Robert Higgins

I would say that it’s likely to be the trend. We’re doing both with closing and relocations. But I don’t think it will be a -- every year it gets narrower, and I don’t think it will be as excessive as we had in some years in the past. Last year it wasn’t that excessive either. But I would say, we’ll continue to probably close for the next few years probably more than we open.

Operator

And I’m currently showing no questions at this time.

Robert Higgins

Okay, Stephanie. Then I’d like to thank everyone for their time today. And we look forward to talking to you about our first quarter results for 2014 on May 22. Thank you very much. Thank you, Stephanie.

Operator

Thank you. Thank you, ladies and gentlemen. That does conclude today’s conference. You may all disconnect. And everyone have a great day.